Exhibit 99.1

Active Power Regains Compliance with NASDAQ

Minimum Bid Price Rule

AUSTIN, Texas – Aug. 9, 2010 – Active Power, Inc. (NASDAQ: ACPW) has received notification from the NASDAQ Listing Qualifications department that the company has regained compliance with the $1.00 minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”).

As previously announced on March 30, 2010, NASDAQ notified Active Power on March 24, 2010, that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Minimum Bid Price Rule. Since the time of such notification, the closing bid price of the company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the company has regained compliance.

About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com